Exhibit 10.11

Employment Agreement

This EMPLOYMENT AGREEMENT (“Agreement”) dated effective as of January 29, 2016 (the “Effective Date”), is between Redwood Scientific Technologies, Inc., a Nevada Corporation (the “Company”), and Eunjung Cardiff (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive as Marketing Director (“MD”) of the Company;

WHEREAS, the Company and Executive desire to enter into the Agreement as to the terms of her employment by the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

This Agreement is 9 pages. This Agreement constitutes the entirety of the terms of employment between Employer and Employee. This Agreement, along with any exhibits, appendices, addendums, schedules, and amendments hereto, encompasses the entire agreement of the parties, and supersedes all previous understandings and agreements between the parties, whether oral or written. The parties hereby acknowledge and represent, by affixing their hands and seals hereto, that said parties have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement. The parties hereby waive all rights and remedies, at law or in equity, arising or which may arise as the result of a party’s reliance on such representation, assertion, guarantee, warranty, collateral contract or other assurance, provided that nothing herein contained shall be construed as a restriction or limitation of said party’s right to remedies associated with the gross negligence, willful misconduct or fraud of any person or party taking place prior to, or contemporaneously with, the execution of this Agreement.

Company Initial	Executive Initial

1. Formation of Agreement.

This is an offer for employment according to the terms recited herein. Acceptance of this offer for employment, and formation of the employment contract, is effectuated upon Employer’s receipt of a duly signed Agreement.

2. Position and Responsibilities.

(a) The Company hereby employs Executive and Executive hereby accepts continued employment by the Company as the Company’s MD. In this capacity Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties and responsibilities as determined by the CEO. Executive shall report directly to the CEO.

(b) Throughout the term of this Agreement, Executive shall devote substantially all of her working time (excluding periods of vacation and other approved leaves of absence), energy, attention, skill and best efforts to the affairs of the Company and to the performance of her duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Approval of board memberships will be at the discretion of the CEO, however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Executive’s duties under this Agreement. Executive shall comply with the Company’s Code of Ethical Standards and Business Practices.

3. Employment Term.

(a) Executive’s term of employment under this agreement shall be for a term commencing on January 29, 2016 and, unless terminated earlier as provided for in Section 7 hereof, end twelve (12) months later.

(b) Renewal or extension of the Employment term may only be effectuated by mutual written agreement between the parties. In absence of such written Agreement, Executive’s employment will continue according to the terms of this Agreement on a monthly basis.

4. Compensation.

(a) Salary. Executive shall receive a base salary (the “Base Salary”) at the annual rate of $65,000 plus three percent (3%) of EBIDA not to exceed $300,000 beginning on the effective date of this agreement. Executive shall only receive salary when this agreement is effective.

(b) Stock Award. Company intends to establish a Stock Award Plan. Although such plan is not currently in place, it is expressly contemplated that MD be part of this stock plan. Once the stock plan is established an implemented, a “Stock Plan Addendum” will be duly executed and attached to this Agreement as an addendum. Company and MD agree to negotiate this future stock plan in good faith.

(c) Discretionary Grants. In addition to the Stock Award contemplated under this Section, at the sole discretion of the Board, Executive shall be eligible for grants of stock options and other equity awards.

(d) Notwithstanding any other provision, in the event of a change in control, all equity awards (including, but not limited to, any options or stock grants made subsequent to the date of this Agreement) shall fully vest and be immediately exercisable. A change in control means the consummation after the date hereof of a transaction or series of related transactions that results in any person or group (“group”) as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) acquiring (i) directly or indirectly by merger or otherwise more than 50% of the Company’s securities entitled to vote in the election of directors, (ii) all or substantially all of the assets of the Company or (iii) the right to elect a majority of members of the Company’s Board of Directors.

(e) Option to Have Company Repurchase Stock and Options. If Executive dies while employed, the Company shall, subject to any restrictions contained in any credit or similar agreements or that exist under California state law, offer to purchase all of Executive’s stock and any outstanding options, which are vested at the time of death at fair market value.

(f) Compliance with Section 409A. The Company agrees not to take any action (or omit to take any action that is required to be taken) in respect of the Stock Award (or any other similar award) that is materially inconsistent with, contrary to or in material breach of the terms of the SA, that causes Executive to incur tax in respect of a violation of Section 409A of the Code. If Executive or the Company believes, at any time, that any feature of Executive’s compensation or benefits (including the SA) does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to compensation or benefits caused or might cause a violation of Section 409A of the Code, Executive or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action in order that such payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable.

For the avoidance of doubt, the Company is not responsible for the payment of any taxes, including income and excise taxes, that Executive may incur under Section 409A of the Code, nor will the Company indemnify Executive for any such liability, unless the Company breaches a material term of this Agreement or of any compensatory program in which Executive participates and that breach is the cause of the 409A taxation/penalties.

5. Executive Benefits.

(a)	Medical Insurance. During the term of her employment, Executive and her eligible dependents shall be eligible to participate in the Company’s group medical, dental and vision plans (the “Health Plans”) in accordance with the terms of the Health Plans and, subject to the restrictions and limitations contained in the insurance agreement or agreements.

(b)	Benefit Plans. Executive shall be eligible to participate in the Company’s profit sharing plan, deferred compensation plan, 401k plan, long-term disability plan and Executive benefit programs, if any, generally made available to other Executives of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided, however, that severance payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company’s executives participating in such insurance, benefit, program or plan generally.

(c)	Paid Time Off. Executive shall be entitled four weeks paid vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which Executive does not work the entire calendar year.

(d)	Business and Entertainment Expenses. Upon presentation of appropriate documentation, and written approval by the CEO, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of her duties hereunder, including but not limited to:

a.	The cost and provision of a mobile telephone service; and the provision of a personal computer and broadband connection for remote/home office use; and

b.	The reasonable costs of attending conferences, seminars, training and professional development courses and study relevant to the performance of her duties; and

c.	Membership fees and subscriptions payable to professional associations, the membership of which is reasonably necessary or desirable to hold in the performance of her duties.

6. Termination of Employment. Notwithstanding any other provision of this Agreement, Executive’s employment and all of the Company’s obligations or liabilities under this Agreement may be terminated immediately in any of the following circumstances:

(a) Disability or Incapacity. In the event of Executive’s physical or mental inability to perform her essential duties hereunder, for a period of greater than six (6) months and where all leave entitlements have been exhausted during the term of this Agreement.

(b) Death of Executive. In the event of Executive’s death.

(c) Resignation for Good Reason. Executive may resign for “Good Reason,” defined below, upon 30 days’ written notice by Executive to the Company. The Company may waive Executive’s obligation to work during this 30-day notice period and terminate her employment immediately, but if the Company takes this action in the absence of agreement by Executive, Executive shall receive the salary that otherwise would be due through the end of the notice period. For purposes of this Agreement, “Good Reason” shall mean any of the following violations of this Agreement by the Company: any reduction in Executive’s Base Salary; except as provided in this Agreement, any reduction in Executive’s potential bonus percentage amounts; a material change in geographic location from which Executive must perform her services, notwithstanding provisions in Section 6; any significant diminution of Executive’s responsibility or authority, any material failure of the successors to the Company after a Change of Control to perform or cause the Company to perform the obligations of the Company under this Agreement; and any substantial breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute “Good Reason” unless Executive provides the Company with written notice detailing the matters she asserts to be “Good Reason” which the Company does not cure within thirty (30) days of receiving the written notice.

(d) Discharge for Cause. The Company may discharge Executive at any time for “Cause,” which shall be limited to: Executive’s material and serious breach or neglect of Executive’s responsibilities; willful violation or disregard of standards of conduct established by law; willful violation or disregard of standards of conduct established by Company policy as may from time to time be communicated to Executive; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; or any material breach by Executive of any provision of this Agreement. Executive shall not be discharged for Cause unless and until the CEO provides written notice of the ground for the termination for "Cause", specifying the particulars thereof in detail.

(e) Discharge without Cause. Notwithstanding any other provision of this Agreement, Executive’s employment and any and all of the Company’s obligations under this Agreement (excluding any obligations the Company may have under paragraph 8 below) may be terminated by the Company at any time without Cause.

(f) Return of Company Property. When the employment relationship between the Company and the Executive is terminated for whatever reason, the Executive agrees to immediately return to the Company all tangible and intangible property belonging to, leased, or otherwise provided to the Executive by the Company, including without limitation any and all: stationery, books, business cards, documents, records, disks, access cards, mobile telephone, computer hardware, credit cards, cars or keys; materials provided to the Executive by the Company, unless otherwise agreed in writing by the Company.

7. Payments Upon Termination.

(a) Discharge Without Cause, or Resignation for Good Reason. If Executive is discharged without Cause or resigns for Good Reason during the Initial Term, Executive shall receive severance pay equal her Base Salary for six (6) months. The severance payment shall be payable in a lump sum as soon as practicable, but no later than 60 days of Executive’s termination of employment. The severance payment will be made provided that Executive signs and does not timely revoke a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, Executives and agents. Executive will also receive any vested benefits to which Executive is entitled under the Company’s compensation and Executive benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans, including, but not limited to the company’s Stock Plan.

(b) Vesting Acceleration. If the Company terminates your Employment for any reason other than Cause, death or Disability, then Executive receives those shares that vested during Executive’s employment with Company, plus the shares set to vest upon the next immediate vestment period. The remainder of shares to be vested are forfeited.

(c) Discharge for Cause. If Executive is discharged for Cause or resigns without Good Reason, Executive’s sole entitlement will be the receipt of Base Salary for any days worked through the date of termination and any vested benefits to which Executive is entitled under the Company’s compensation and Executive benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans, including, but not limited to the company’s Stock Plan.

8. Company Property. All advertising, sales, manufacturers’ and other materials or articles or information, including, without limitation, data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment with the Company, are and shall remain the sole and confidential property of the Company.

9. Non-Solicitation and Confidentiality. To the maximum extent permissible by law:

(a) During her employment with the Company and for a period of one year after the termination of her employment with the Company for any reason whatsoever, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Executive shall not, directly or indirectly induce or intentionally influence any customer, Executive, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

(b) During her employment with the Company and at all times thereafter, and except as required by law, Executive shall not use for her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company that Executive acquires in the course of her employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any non-public information regarding the business, marketing, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of Executives, suppliers or customers. Executive confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon her termination, whether by Executive or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Executive shall deliver to the Company all correspondence, documents, books, records, lists, computer programs and other writings relating to the Company’s business.

(c) Both during her employment with the Company and following her termination for any reason, whether by Executive or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Executive shall, upon reasonable notice, furnish to the Company such information pertaining to her employment with the Company as may be in her possession. The Company shall reimburse Executive for all reasonable expenses incurred by her in fulfilling her obligation under this subparagraph (c).

(d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Executive’s employment for any reason, as well as the expiration of this Agreement at the end of its term or at any time prior thereto.

(e) Executive agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Executive agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Executive violates any of the restrictions contained in subparagraphs (a) or (b), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company) shall not count toward or be included in the restrictive period contained in subparagraphs (a) and (b).

10. Entire Understanding. This Agreement contains the entire understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Executive except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11. Modifications. This Agreement may not be modified orally but only by written agreement signed by Executive and the Company’s CEO or such other person as the Board may designate specifically for this purpose.

12. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

13. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

14. Notice. “Notice”, “Written Notice”, or “Written Consent” under this agreement is deemed satisfied by any written method of transmission, whether electronic or otherwise. Such written transmissions expressly include email and text message transmissions. If notice of any fact is established by the acts of the Employee, “Notice”, “Written Notice”, or “Written Consent” by the Employer shall be deemed waived.

15. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

16. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Executive, her heirs, executors and legal representatives.

17. No Assignment by Executive. Executive acknowledges that the services to be rendered by her are unique and personal. Accordingly, Executive may not assign or delegate any of her rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Board.

18. Indulgences. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19. Choice of Law and Forum. Any controversy between the parties to this Agreement regarding the construction, application, or performance of any duty under this Agreement and any claim arising out of or relating to this Agreement or its breach shall be governed by the laws of the State of California. Additionally, the forum for any such controversy shall be JAMS Arbitration, Mediation, and ADR Service Center in Orange, California.

20. Mandatory Binding Arbitration. Any controversy between the parties to this Agreement regarding the construction, application, or performance of any duty under this Agreement and any claim arising out of or relating to this Agreement or its breach shall be submitted to mandatory binding arbitration. The cost of arbitration shall be governed by JAMS Commercial Arbitration Rules.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, this Agreement as of the date first above written.

Redwood Scientific Technologies, Inc.

By:
Jason Cardiff, CEO, President

EXECUTIVE:

Eunjung Cardiff